Exhibit 3.2

BYLAWS

OF

GOLDEN MINERALS COMPANY

Adopted March 24, 2009

ARTICLE I

OFFICES

1.1                                 The registered office of Golden Minerals Company (the “Company”) in the State of Delaware shall be as provided for in the amended and restated certificate of incorporation of the Company (as it may be further amended, the “Certificate of Incorporation”).  The Company shall have offices at such other places as the board of directors of the Company (the “Board of Directors”) may from time to time determine.

ARTICLE II

STOCKHOLDERS

2.1.                              Annual Meetings.  The annual meeting of stockholders for the election of directors and for the transaction of such other business as may properly come before the meeting shall be held on the date and at the time and place, if any, fixed, from time to time, by resolution of the Board of Directors.

2.2.                              Special Meetings.

(a)           Subject to the rights of the holders of preferred stock, par value $0.01 per share (“Preferred Stock”), special meetings of stockholders may be called for any purpose, by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the total number of directors then in office or by the chairman of the Board of Directors.

(b)           Subject to the rights of the holders of Preferred Stock and Section 3.4(a) of these Bylaws, special meetings of stockholders may be called solely for the purpose of removing directors, by one or more written requests by the holders of a majority in voting power of the outstanding shares of Common Stock, filed with the secretary of the Company.  In addition, stockholders holding sufficient shares of Common Stock to call a special meeting must also provide to the Company the names of the directors proposed to be removed, and, with respect to each director proposed to be removed, whether such proposed removal is for or without cause and the factual basis for such proposal, any other information that may be required pursuant to these Bylaws or that may be required to be disclosed under the Delaware General Corporation Law (the “DGCL”) or included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission (“SEC”), and, as to the stockholders calling the special meeting and the beneficial owners on whose behalf the special meeting is called, (i) the name and record address of such stockholder, as they appear on the Company’s books, and of such beneficial owner, (ii) the class or series and number of shares of Preferred Stock or common stock, par value $0.01 per share, of the Company (“Common Stock” and, together with Preferred Stock, the “Capital Stock”) that are owned beneficially and of record by such stockholder and such beneficial owner, (iii) a description of all agreements or other arrangements or understandings between or among such stockholder and beneficial owner or any of their respective affiliates or associates, and any other person or persons (including the name of such person(s)) in connection with such proposed removal of one or more directors, including any swap or other derivative or short positions, profit interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss or to manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder or beneficial owner or any of their respective affiliates or associates with respect to the shares of the Company, (iv) a description of all other arrangements or understandings between or among such stockholder and/or the beneficial owner or any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposed removal of one or more directors and any material interest of such stockholder and beneficial owner in such proposed removal of one or more directors, (v) a representation that such stockholder intends to appear in person or by proxy at the special meeting to bring such business before such special meeting and (vi) an undertaking by such stockholder to notify the Company in writing of any change in information called for by clauses (ii), (iii), (iv) and (v) as of the record date for such annual meeting, by notice received by the secretary at the principal executive offices of the Company not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date.

(c)           Upon the written request of any person or persons who have called a special meeting, it shall be the duty of the secretary of the Company to fix the date of the meeting, which shall be held at such date and time as the secretary may fix, not less than 10 nor more than 60 days after the receipt of the request (provided that such request complies with all applicable provisions of these Bylaws), and to give due notice thereof in accordance with the applicable provisions of these Bylaws.  Any such special meeting shall be held at such place, either within or without the State of Delaware (including by remote communication as authorized by Section 211(a)(2) of the DGCL) as determined by the secretary and as set forth in the notice of the meeting.  Only business within the purpose or purposes described in the notice of the meeting may be conducted at a special meeting of stockholders.

2.3.                              Place of Meetings.  All meetings of stockholders shall be held at the principal executive office of the Company unless a different place is fixed by or at the direction of the Board of Directors and is specified in the notice of the meeting.

2.4.                              Notice of Meeting.  Written notice stating the place, if any, date and hour of the meeting, and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be given not less than 10 nor more than 60 days before the date of the meeting, except as otherwise required by law or the Certificate of Incorporation, either personally or by mail, facsimile transmission, email, or overnight courier, to each stockholder of record entitled to vote at such meeting.  If mailed, such notice shall be deemed to be given when deposited in the United States mail, postage prepaid, addressed to the stockholder at the stockholder’s address as it appears on the stock records of the Company.  Notice given by electronic transmission pursuant to this Section 2.4 shall be deemed given: (a) if by facsimile transmission, when directed to a facsimile telecommunication number at which the stockholder has consented to receive notice; (b) if by email, when directed to the email address at which the stockholder has consented to receive notice; and (c) if by posting on an electronic network together with separate notice to the stockholder of such specific posting, upon the later of (i) such posting, and (ii) the giving of such separate notice.  An affidavit of the secretary or assistant secretary or of the transfer agent or other agent of the Company that the notice has been given by personal delivery, by mail or by a form of electronic transmission shall, in the absence of fraud, be prima facie evidence of the facts stated therein.

2.5.                              Waiver.  Attendance of a stockholder of the Company, either in person or by proxy, at any meeting, whether annual or special, shall constitute a waiver of notice of such meeting, except where a stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  A written or electronic transmission of waiver of notice of any such meeting signed by a stockholder or stockholders entitled to such notice, whether before, at or after the time for notice or the time of the meeting, and filed with the minutes or corporate records, shall be equivalent to notice.  If such waiver is given by electronic transmission, the electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the stockholder.  Neither the business to be transacted at, nor the purposes of, any meeting need be specified in any written waiver of notice.

2.6.                              Record Date for Meetings. In order that the Company may determine the stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than 60 nor fewer than 10 days before the date of such meeting.  If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of, or to vote at, any meeting of stockholders or any adjournment thereof shall be at the close of business on the day next preceding the day on which notice is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held.

2.7.                              Notice of Business to be Transacted at Meetings of Stockholders.

(a)           Except as set forth in Section 2.2 of these Bylaws, no business may be transacted at any meeting of stockholders, including the nomination or election of persons to the Board of Directors, other than business that is either (i) specified in the notice of meeting (or any supplement thereto) given by, or at the direction of, the Board of Directors (or any duly authorized committee thereof) with respect to an annual meeting or a special meeting, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors (or any duly authorized committee thereof) or (iii) otherwise properly brought before an annual meeting by any stockholder of the Company (A) who is a stockholder of record on the date of the giving of the notice provided for in this Section 2.7 and on the record date for the determination of stockholders entitled to vote at such meeting, and (B) who complies with the notice procedures set forth in this Section 2.7.  In addition to any other applicable requirements, for business to be properly brought before a meeting by a stockholder, such stockholder must have given timely notice thereof in proper written form to the secretary of the Company.  The notice procedures set forth in this Section 2.7 shall not be deemed to affect any rights of stockholders to request inclusion of proposals in the Company’s proxy statement pursuant to, and in compliance with the requirements of, Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

(b)           To be timely, a stockholder’s notice to the secretary must be delivered to, or mailed and received at, the principal executive offices of the Company not later than the close of business on the 90th day, nor earlier than the close of business on the 120th day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before, or more than 60 days after, such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.  In no event shall the public announcement of an adjournment or postponement, or an adjournment or postponement, of a meeting commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(c)           To be in proper written form, a stockholder’s notice to the secretary regarding any business other than nominations of persons for election to the Board of Directors must set forth as to each matter such stockholder proposes to bring before the annual meeting, (i) a brief description of the business desired to be brought before the annual meeting, (ii) the reasons for conducting such business at the annual meeting, (iii) the text of any proposal or resolutions to be proposed for consideration by the stockholders and, if such business includes a proposal to amend these Bylaws, the text of the proposed amendment, (iv) the name and record address of such stockholder, as they appear on the Company’s books, and of any beneficial owner, (v) the class or series and number of shares of Preferred Stock or Common Stock that are owned beneficially and of record by such stockholder and such beneficial owner, (vi) a description of all agreements or other arrangements or understandings between or among such stockholder and beneficial owner or any of their respective affiliates or associates, and any other person or persons (including the name of such person(s)) in connection with such business or proposal, including any swap or other derivative or short positions, profit interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss or to manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder or beneficial owner or any of their respective affiliates or associates with respect to the shares of the Company, (vii) a description of all other arrangements or understandings between or among such stockholder and/or the beneficial owner or any of their respective affiliates or associates, and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder and beneficial owner in such business, (viii) a representation that such stockholder intends to appear in person or by proxy at the meeting to bring such business before the meeting and (ix) an undertaking by such stockholder to notify the Company in writing of any change in information called for by clauses (v), (vi), (vii) and (viii) as of the record date for such annual meeting, by notice received by the secretary at the principal executive offices of the Company not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date.

(d)           To be in proper written form, a stockholder’s notice to the secretary regarding nominations of persons for election to the Board of Directors (whether or not such nominations are proposed pursuant to Regulation 14A under the Exchange Act) must set forth (i) as to each proposed nominee, (A) the name, age, business address and residence address of the nominee, (B) the principal occupation or employment of the nominee, (C) the class or series and number of shares of Capital Stock of the Company which are owned beneficially or of record by the nominee and (D) any other information relating to the nominee that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act, and the rules and regulations promulgated thereunder; and (ii) as to the stockholder giving the notice, (A) the name and record address of such stockholder, as they appear on the Company’s books, and of any beneficial owner, (B) the class or series and number of shares of Capital Stock of the Company which are owned beneficially or of record by such stockholder and such beneficial owner, (C) a description of all agreements or other arrangements or understandings between or among such stockholder and beneficial owner or any of their respective affiliates or associates, and any other person or persons (including the name of such person(s)) in connection with such nomination, including any swap or other derivative or short positions, profit interests, options, hedging transactions or borrowed or loaned shares, the effect of any of which is to mitigate loss or to manage risk of stock price changes (increases or decreases) for, or to increase or decrease the voting power of, such stockholder, nominee or beneficial owner or any of their respective affiliates or associates with respect to the shares of the Company, (D) a description of all other arrangements or understandings between or among such stockholder, each proposed nominee and/or beneficial owner or any of their respective affiliates or associates, and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such stockholder, (E) a representation that such stockholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice, (F) any other information relating to such stockholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (G) an undertaking by such stockholder to notify the Company in writing of any change in the information called for by clauses (B), (C), (D) and (F) as of the record date for such annual meeting, by notice received by the secretary and the principal executive offices of the Company not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information and, in any event, as of the close of business on the day preceding the meeting date.  Such notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.  Each proposed nominee shall be required to complete a questionnaire, in a form to be provided by the Company, to be submitted with the stockholder’s notice.  The Company may also require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as an independent director of the Company or that could be material to a reasonable stockholder’s understanding of the independence, or lack thereof, of such nominee.

(e)           Notwithstanding anything to the contrary in the first sentence of Section 2.7(b), in the event that the number of directors to be elected to the Board of Directors is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Company at least one hundred days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by these Bylaws shall also be considered timely, but only with respect to nominees for any new positions created by such increase in the number of directors, if it shall be delivered to the secretary at the principal executive offices of the Company not later than the close of business on the 10th day following the day on which such public announcement is first made by the Company.

(f)            No business shall be conducted at any meeting of stockholders, and no person nominated by a stockholder shall be eligible for election as a director, unless proper notice was given with respect to the proposed action in compliance with the procedures set forth in this Section 2.7.  Determinations of the chairman of the meeting as to whether those procedures were complied with in a particular case shall be final and binding.

(g)           For purposes of this Section 2.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Company with the SEC pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(h)           Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.7; provided, however, that any references in these Bylaws to the Exchange Act or the rules or regulations thereunder are not intended to, and shall not, limit the requirements applicable to nominations of persons for election to the Board of Directors made in accordance with Section 2.7(d) of these Bylaws.  Nothing in this Section 2.7 shall be deemed to affect the rights of the holders of any series of Preferred Stock to elect directors under specified circumstances.

2.8.                              Quorum and Adjournment.  Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, the holders of not less than a majority of the voting power of the outstanding shares of Capital Stock entitled to vote at any meeting of the stockholders, and present in person or by proxy, shall constitute a quorum.  If a quorum is not present at any meeting, the chairman of the meeting, or the stockholders, although less than a quorum, may adjourn the meeting to another time and place.  When a meeting is adjourned to another time and place, if any, unless otherwise provided by these Bylaws, notice need not be given of the adjourned meeting if the date, time and place, if any, thereof by which the stockholders and proxyholders may be deemed to be present in person and vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken.  At the adjourned meeting, the stockholders may transact any business that might have been transacted at the original meeting.  A determination of stockholders of record entitled to receive notice of, or vote at, a meeting of stockholders shall apply to any adjournment of such meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.  If the adjournment is for more than thirty days or, if after an adjournment, a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder entitled to vote at the adjourned meeting.

2.9.                              Procedure.  The order of business and all other matters of procedure at every meeting of the stockholders may be determined by the chairman of the meeting.  The chairman of any meeting of the stockholders shall be the chairman of the Board of Directors or, in his or her absence, the most senior officer of the Company present at the meeting.  The secretary of the Company shall act as secretary of all meetings of the stockholders, but, in the absence of the secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting.

2.10.                        Vote Required.  Except as otherwise provided by law or the Certificate of Incorporation:

(a)           Directors shall be elected by a plurality in voting power of the outstanding shares of Capital Stock in person or represented by proxy at a meeting of the stockholders and entitled to vote in the election of directors; and

(b)           Whenever any corporate action other than the election of directors is to be taken, it shall be authorized by a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy at a meeting of stockholders and entitled to vote on the subject matter.

2.11.                        Manner of Voting; Proxies.

(a)           At each meeting of stockholders, each stockholder having the right to vote shall be entitled to vote in person or by proxy.  Each stockholder shall be entitled to vote each share of stock having voting power and registered in such stockholder’s name on the books of the Company on the record date fixed for determination of stockholders entitled to vote at such meeting.

(b)           Each person entitled to vote at a meeting of stockholders may authorize another person or persons to act for such stockholder by proxy, but no such proxy shall be voted or acted upon after one year from its date, unless the proxy provides for a longer period.  A proxy shall be irrevocable if it states that it is irrevocable and if, and only so long as, it is coupled with an interest sufficient in law to support an irrevocable power.  Proxies shall be filed with the secretary of the Company prior to the meeting being called to order.  Without limiting the manner in which a stockholder may authorize another person or persons to act for such stockholder as proxy, the following shall constitute valid means by which a stockholder may grant such authority:

(i) A stockholder may execute a writing authorizing another person or persons to act for such stockholder as proxy.  Execution may be accomplished by the stockholder or the stockholder’s authorized officer, director, employee or agent signing such writing or causing such person’s signature to be affixed to such writing by any reasonable means including, but not limited to, by facsimile signature; and

(ii) A stockholder may authorize another person or persons to act for such stockholder as proxy by transmitting or authorizing the transmission of an telegram, cablegram, or other means of electronic transmission to the person or persons who shall be the holder of the proxy or to an agent of the proxyholder(s) duly authorized by such proxyholder(s) to receive such transmission; provided, however, that any such telegram, cablegram or other means of electronic transmission must either set forth, or be submitted with, information from which it can be determined that the telegram, cablegram or other electronic transmission was authorized by the stockholder.  If it is determined that any such telegram, cablegram or other electronic transmission is valid, the inspectors or, if there are no inspectors, such other persons making that determination, shall specify the information upon which they relied.

Any copy, facsimile telecommunication or other reliable reproduction of a writing or electronic transmission authorizing a person or persons to act as proxy for a stockholder may be substituted or used in lieu of the original writing or electronic transmission for any and all purposes for which the original writing or electronic transmission could be used; provided, however, that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or electronic transmission.

2.12.                        Conduct of the Meeting.  At each meeting of stockholders, the chairman of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the stockholders shall vote at the meeting and shall determine the order of business and all other matters of procedure.  The Board of Directors may adopt by resolution such rules, regulations and procedures for the conduct of the meeting of stockholders as it shall deem appropriate.  Except to the extent inconsistent with any such rules and regulations adopted by the Board of Directors, the chairman of the meeting shall have the right and authority to convene and to adjourn the meeting and to establish rules, regulations and procedures, which need not be in writing, for the conduct of the meeting and to maintain order and safety.  Without limiting the foregoing, the chairman of the meeting may:

(a)           restrict attendance at any time to bona fide stockholders of record and their proxies and other persons in attendance at the invitation of the chairman of the meeting or the Board of Directors;

(b)           place restrictions on entry to the meeting after the time fixed for the commencement thereof;

(c)           restrict dissemination of solicitation materials and use of audio or visual recording devices at the meeting;

(d)           adjourn the meeting without a vote of the stockholders, whether or not there is a quorum present; and

(e)           make rules governing speeches and debate, including time limits and access to microphones.

The chairman of the meeting shall act in his or her absolute discretion and his or her rulings shall not be subject to appeal.

2.13.                        Inspectors of Election.  The Company may, and shall if required by law, in advance of any meeting of stockholders, appoint one or more inspectors of election, who may be employees of the Company, to act at the meeting, or any adjournment thereof, and to make a written report thereof.  The Company may designate one or more persons as alternate inspectors to replace any inspector who fails to act.  In the event that no inspector so appointed or designated is able to act at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act as inspectors at the meeting.  Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability.  The inspector or inspectors so appointed or designated shall (a) ascertain the number of shares of Capital Stock of the Company outstanding and the voting power of each such share, (b) determine the shares of Capital Stock of the Company represented at the meeting and the validity of proxies and ballots, (c) count all votes and ballots, (d) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors and (e) certify their determination of the number of shares of Capital Stock of the Company represented at the meeting and such inspectors’ count of all votes and ballots.  Such certification and report shall specify such other information as may be required by law.  In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Company, the inspectors may consider such information as is permitted by applicable law.  No person who is a candidate for an office at an election may serve as an inspector at such election.

ARTICLE III

DIRECTORS

3.1.                              Number.  Subject to the provisions of the Certificate of Incorporation, the number of directors shall be fixed from time to time exclusively by resolutions adopted by the Board of Directors.  No director or candidate for director need be a stockholder.

3.2.                              Powers.  The Board of Directors shall exercise all of the powers of the Company except such as are, by applicable law, the Certificate of Incorporation or these Bylaws, conferred upon, or reserved to, the stockholders of any class or classes or series thereof.  It is further provided that:

(a)           The Board of Directors shall have powers to fix and vary the amount of shares of Capital Stock to be reserved for any proper purpose, to authorize and cause to be executed mortgages and liens upon all or any part of the property of the Company, to determine the use and disposition of any surplus or net profits and to fix the times for the declaration and payment, if any, of dividends;

(b)           The Board of Directors, in its discretion, may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such contract or act, and any contract or act that shall be approved or ratified by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Capital Stock of the Company that is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and binding upon the Company and upon all stockholders as though it had been approved or ratified by every stockholder of the Company, whether or not the contract or act would otherwise be open to legal attack because of a director’s or directors’ interest or for any other reason; and

(c)           In addition to the powers and authorities conferred upon the Board of Directors by law, the Certificate of Incorporation or these Bylaws, the Board of Directors is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company; subject, nevertheless, to the provisions of the DGCL, the Certificate of Incorporation and these Bylaws and provided that no bylaw hereafter made shall invalidate any prior act of the Board of Directors that would have been valid if such bylaw had not been made.

3.3.                            Resignations.  Any director may resign at any time by giving notice in writing or by electronic transmission to the Board of Directors or the secretary of the Company; provided, however, that if such notice is given by electronic transmission, such electronic transmission must either set forth, or be submitted with, information from which it can be determined that the electronic transmission was authorized by the resigning director.  Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein.  Acceptance of such resignation shall not be necessary to make it effective.

3.4.                            Removal.

(a)           Subject to any rights of the holders of any series of Preferred Stock and the limitations set forth in the Certificate of Incorporation, a maximum of two directors (including any person elected to fill a newly created directorship or any vacancy on the Board of Directors if such person had served as a director and was removed from his or her directorship pursuant to this Section 3.4(a) or Section 3.4(b) below) may be removed from office without cause by the affirmative vote of the holders of 66-2/3% in voting power of the outstanding shares of Common Stock at any time prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

(b)           Notwithstanding Section 3.4(a) above and subject to any rights of the holders of any series of Preferred Stock and the limitations set forth in the Certificate of Incorporation, a director may be removed for cause by the affirmative vote of the holders of a majority of the voting power of the outstanding Common Stock prior to the expiration of his or her term of office;

3.5.                            Regular Meetings.  The Board of Directors shall meet each year on the same day as the annual meeting of the stockholders, provided a quorum is present, and no notice of such meeting of the Board of Directors shall be necessary in order to legally call or convene the meeting.  Additional regular meetings of the Board of Directors shall be held at such times and places as the Board of Directors may from time to time determine.

3.6.          Special Meetings.  Special meetings of the Board of Directors may be called at any time, at any place and for any purpose by the chairman of the Board of Directors, the chief executive officer, or by a majority of the Board of Directors.

3.7.          Notice of Meetings.  Notice of every meeting of the Board of Directors (except the regular meeting on the same day as the annual meeting of the stockholders) shall be given to each director at his or her usual place of business or at such other address as shall have been furnished by him or her for such purpose.  Such notice shall be properly and timely given if it is (a) deposited in the United States mail not later than the third calendar day preceding the date of the meeting or (b) personally delivered, telegraphed, sent by facsimile or electronic transmission or communicated by telephone at least twenty-four hours before the time of the meeting.  Such notice need not include a statement of the business to be transacted at, or the purpose of, any such meeting.

3.8.          Waiver of Notice.  Attendance of a director at a meeting of the Board of Directors shall constitute a waiver of notice of such meeting, except where a director attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.  A written waiver of notice signed by a director or directors entitled to such notice, whether before, at or after the time for notice or the time of the meeting, and filed with the minutes or corporate records of the Company, shall be equivalent to the giving of such notice.

3.9.          Required Vote; Adjournment.  Except as may be otherwise provided by law, the Certificate of Incorporation or these Bylaws, the act of a majority of the directors present at a meeting at which a quorum is present shall be deemed the act of the Board of Directors.  If a quorum of directors shall fail to attend any meeting, any number of directors (whether one or more and whether or not constituting a quorum) constituting a majority of directors present at such meeting may adjourn the meeting to another place, date or time, without further notice or waiver thereof.

3.10.        Participation in Meetings by Telephone.  Members of the Board of Directors, or of any committee thereof, may participate in a meeting of such board or committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other and such participation shall constitute presence in person at such meeting.

3.11.        Action Without a Meeting.  Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or any committee thereof, may be taken without a meeting if written consent thereto is signed by all members of the Board of Directors or of such committee, as the case may be, and such written consent is filed with the minutes of proceedings of the Board of Directors or such committee.  Any such consent may be in counterparts and shall be effective on the date of the last signature thereon unless otherwise provided therein.

3.12.        Fees and Compensation of Directors.  Unless otherwise provided by the Certificate of Incorporation or these Bylaws, the Board of Directors, by resolution or resolutions, may fix the compensation of directors.  The directors may be reimbursed for their expenses, if any, of attendance at each meeting of the Board of Directors, and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as a director.  Nothing contained in these Bylaws shall preclude any director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

ARTICLE IV

COMMITTEES

4.1.          Designation of Committees.  The Board of Directors may establish one or more committees, consisting of one or more directors of the Company, for the performance of delegated or designated functions to the extent permitted by, or required by, law or the standards of any stock exchange on which shares of the Company are listed.  In the absence or disqualification of a member of a committee, the member or members present at any committee meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at such meeting in the place of such absent or disqualified member.

4.2.          Term.  The Board of Directors, subject to the requirements specifically set forth in this Section 4.2, may, at any time, increase or decrease the number of members of a committee or terminate the existence of a committee.  The membership of a committee member shall terminate on the date of his or her death, resignation, retirement, disqualification or removal from office, but the Board of Directors may, at any time and for any reason, remove any individual committee member, and the Board of Directors may, subject to the requirements specifically set forth in this Section 4.2, fill any committee vacancy created by death, resignation, retirement, disqualification, removal from office or increase in the number of members of any committee.  The Board of Directors may, subject to the requirements specifically set forth in this Section 4.2, designate one or more directors as alternate members of any committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may, subject to the requirements specifically set forth in this Section 4.2, unanimously appoint another member of the Board of Directors to act at the committee meeting in the place of any such absent or disqualified member.

4.3.          Committee Powers and Authority.  Except to the extent otherwise required by law, the Board of Directors may provide, by resolution or by amendment to these Bylaws, that a committee may exercise all the power and authority of the Board of Directors in the management of the business and affairs of the Company to the extent the Board of Directors deems it reasonable and appropriate to do so.

4.4.          Conduct of Business of Committees.  Each committee may determine the procedural rules for meeting and conducting its business and shall act in accordance therewith, except as otherwise provided in these Bylaws or required by law.  Adequate provision shall be made for notice to members of all meetings.  A majority of the members shall constitute a quorum unless the committee shall consist of one or two members, in which event one member shall constitute a quorum, and all matters shall be determined by a majority vote of the members present.  Action may be taken by any committee without a meeting if all members thereof consent thereto in writing, and the writing or writings are filed with the minutes of the proceedings of such committee.

ARTICLE V

OFFICERS

5.1.          Number.  The officers of the Company shall consist of a chief executive officer, a president, a chief financial officer, a treasurer, a secretary and such other officers, including one or more senior vice presidents, vice presidents, assistant treasurers or assistant secretaries, as the Board of Directors may determine from time to time.  The officers shall be appointed or elected by the Board of Directors.  Any person may hold two or more offices at the same time.

5.2.          Additional Officers.  The Board of Directors may appoint such other officers as it may deem appropriate.

5.3.          Term of Office; Resignation.  All officers, agents and employees of the Company shall hold their respective offices or positions at the pleasure of the Board of Directors and may be removed at any time by the Board of Directors with or without cause.  Any officer may resign at any time by giving written notice of his or her resignation to the chief executive officer, the president or the secretary, and acceptance of such resignation shall not be necessary to make it effective unless the notice so provides.  Any vacancy occurring in any office shall be filled by the Board of Directors.

5.4.          Duties.  The officers of the Company shall perform the duties and exercise the powers as may be assigned to them from time to time by the Board of Directors or the president and chief executive officer.

5.5.          Salaries.  Subject to any applicable law, regulation or stock exchange rule to which the Company may be subject, the salaries of all officers of the Company shall be fixed by the Board of Directors from time to time, and no officer shall be prevented from receiving such salary by reason of the fact that he or she is also a director of the Company.

ARTICLE VI

CAPITAL STOCK

6.1.          Certificates.  The shares of Capital Stock of the Company may be represented by certificates or may be uncertificated.  To the extent required by law, every holder of Capital Stock of the Company represented by certificates, and upon request, every holder of uncertificated shares, shall be entitled to a certificate representing such shares.  Certificates for shares of Capital Stock of the Company shall be issued under the seal of the Company, or a facsimile thereof, and shall be numbered and shall be entered in the books of the Company as they are issued.  Each certificate shall bear a serial number, shall exhibit the holder’s name and the number of shares evidenced thereby, and shall be signed by the chairman of the Board of Directors or the president, if any, or any vice president, and by the secretary.  Any or all of the signatures on the certificate may be a facsimile.  If any officer, transfer agent or registrar who has signed, or whose facsimile signature has been placed upon, a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate shall have been issued, the certificate may be issued by the Company with the same effect as if such person or entity were such officer, transfer agent or registrar at the date of issue.

6.2.                            Registered Stockholders.  The Company shall be entitled to treat the holder of record of any share or shares of Capital Stock of the Company as the holder in fact thereof and, accordingly, shall not be bound to recognize any equitable or other claim to, or interest in, such share or shares on the part of any other person, whether or not the Company has actual or other notice thereof, except as provided by law.

6.3.                            Cancellation of Certificates.  All certificates surrendered to the Company shall be canceled and, except in the case of lost, stolen or destroyed certificates, no new certificates shall be issued until the former certificate or certificates for the same number of shares of the same class of Capital Stock have been surrendered and canceled.

6.4.                            Lost, Stolen or Destroyed Certificates.  The Board of Directors or chief executive officer may direct a new certificate or certificates to be issued in place of any certificate or certificates theretofore issued by the Company alleged to have been lost, stolen or destroyed upon the making of an affidavit of that fact in a form acceptable to the Board of Directors or the chief executive officer by the person claiming the certificate or certificates to be lost, stolen or destroyed.  In its discretion, and as a condition precedent to the issuance of any such new certificate or certificates, the Board of Directors or the chief executive officer may require that the owner of such lost, stolen or destroyed certificate or certificates, or such person’s legal representative, give the Company and its transfer agent or agents, registrar or registrars a bond in such form and amount as the Board of Directors or the chief executive officer may direct as indemnity against any claim that may be made against the Company and its transfer agent or agents, registrar or registrars on account of the alleged loss, theft or destruction of any such certificate or certificates or the issuance of such new certificate or certificates.

ARTICLE VII

FISCAL YEAR

7.1.                            Fiscal Year.  The Company’s fiscal year shall be the 12 months ending on the 31st of December of each year.

ARTICLE VIII

AMENDMENTS

8.1.                            Amendments.

(a)           Subject to the provisions of the Certificate of Incorporation, these Bylaws may be altered, amended or repealed at any annual meeting of the stockholders (or at any special meeting of the stockholders duly called by the Board of Directors for that purpose) by a majority in voting power of the outstanding shares of Capital Stock represented and entitled to vote at such meeting.  Subject to the laws of the State of Delaware, the Certificate of Incorporation and

these Bylaws, the Board of Directors may amend these Bylaws or enact such other bylaws as in its judgment may be advisable for the regulation of the conduct of the affairs of the Company.

(b)           Notwithstanding Section 8.1(a) or any other provisions of these Bylaws or the Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be otherwise specified by law, the Certificate of Incorporation or these Bylaws), during the Specified Period (as defined below), (i) the unanimous approval of the Board of Directors and the affirmative vote of the holders of not less than 75% of the outstanding shares of the Capital Stock of the Company entitled to vote generally (considered for this purpose as one class), shall be required to amend or repeal or adopt any provisions inconsistent with Article IX of these Bylaws or this Section 8.1(b), and (ii) any alterations, amendments or repeals of any of Section 2.2(b), 3.4(a) or 8.1(b)(ii) of these Bylaws by the Board of Directors shall also require the affirmative vote of the holders of the majority in voting power of the outstanding shares of Common Stock present in person or represented by proxy at a meeting of stockholders at any time prior to the later of the date (x) that is 14 months following the Effective Date and (y) on which the Company holds its first meeting of stockholders at which directors are elected following the Effective Date.

ARTICLE IX

RESTRICTIVE PROVISIONS

9.1.          Independent Directors During the Specified Period.  For a two-year period commencing on March 24, 2009 (the “Effective Date” and such two-year period, the “Specified Period”) the Board of Directors shall be comprised of six members, which shall include (a) the chief executive officer and (b) five individuals each of whom is not a current executive or employee of the Company and does not otherwise have a relationship with the Company (other than as a former executive or employee of the Company) that the Board of Directors has determined would interfere with his or her exercise of independent judgment in carrying out the responsibilities of a director; provided, however, that if the Company’s Common Stock is listed on a national securities exchange, the number of directors and the composition of the Board of Directors may be adjusted as may be required in order to comply with the rules of the applicable national securities exchange.

9.2.          Initial Term of Directors.  Subject to the provisions of the Certificate of Incorporation and Sections 3.3 and 3.4 of these Bylaws, the individuals elected to the Board of Directors on the date these Bylaws were adopted shall serve a term of no less than 14 months.

9.3.          Specified Transactions.  During the Specified Period, the Company shall not enter into any Specified Transaction (as defined below) without (a) the unanimous approval of the Board of Directors and (b) the affirmative vote of holders representing at least 75% of the outstanding shares of the Capital Stock of the Company entitled to vote generally (considered for this purpose as one class).  A “Specified Transaction” shall be (i) the sale, lease or exchange of all or any substantial part of the Company’s property or assets (including, for this purpose, the property or assets of any subsidiary of the Company) in a single transaction or a series of related transactions or (ii) a merger or consolidation to which the Company is a party, except any merger or consolidation involving the Company in which the shares of Capital Stock of the Company outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of Capital Stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the Capital Stock of (A) the surviving or resulting corporation or (B) if the surviving or resulting corporation is a wholly-owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation.

9.4.                            Dividend Restrictions.

(a)           For a period of one year following the Effective Date, the Company shall not declare or pay any dividend (in a single distribution or series of distributions) in respect of the Company’s Capital Stock.

(b)           During the one-year period following March 24, 2010, the Company shall not declare or pay any dividend (in a single distribution or series of distributions) in respect of the Company’s Capital Stock, if, after giving effect to such dividend, the aggregate amount of dividends so declared and paid would exceed $1,500,000.

ARTICLE X

MISCELLANEOUS

10.1.                      Books and Records.

(a)           Any books or records maintained by the Company in the regular course of its business, including its stock ledger, books of account and minute books, may be kept on, or by means of, or be in the form of, any information storage device or method; provided, however, that the books and records so kept can be converted into clearly legible paper form within a reasonable time.  The Company shall so convert any books or records so kept upon the request of any person entitled to inspect such records pursuant to the Certificate of Incorporation, these Bylaws or the provisions of Delaware law.

(b)           It shall be the duty of the secretary or other officer of the Company who shall have charge of the stock ledger to prepare, or have prepared, and make, at least ten days before every meeting of the stockholders, a complete list of the stockholders entitled to vote thereat, arranged in alphabetical order, and showing the address of each stockholder and the number of shares registered in the stockholder’s name.  Nothing contained in this Section 10.1(b) shall require the Company to include email addresses or other electronic contact information on such list.  Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, for a period of at least 10 days prior to the meeting during ordinary business hours, at the principal executive offices of the Company.  The list of stockholders shall be available for inspection by any stockholder for any purpose germane to the meeting for a period beginning 10 days prior to the meeting for which the list was prepared and continuing through the meeting:  (i) during ordinary business hours, at the Company’s principal executive offices; or (ii) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting.  At the meeting, the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any stockholder who is present. The stock ledger shall be the only evidence of the identity of the stockholders entitled to examine such list.

(c)           Except to the extent otherwise required by law, the Certificate of Incorporation or these Bylaws, the Board of Directors shall determine from time to time whether and, if allowed, when and under what conditions and regulations the stock ledger, books, records and accounts of the Company, or any of them, shall be open to inspection by the stockholders and the stockholders’ rights, if any, in respect thereof.  Except as otherwise provided by law, the stock ledger shall be the only evidence of the identity of the stockholders entitled to examine the stock ledger and the books, records or accounts of the Company.

10.2.        Voting Shares in Other Business Entities.  Any officer of the Company designated by the Board of Directors may vote any and all shares of stock or other equity interest held by the Company in any other corporation or other business entity, and may exercise on behalf of the Company any and all rights and powers incident to the ownership of such stock or other equity interest.

10.3.        Record Date for Distributions and Other Actions.  In order that the Company may determine the stockholders entitled to receive payment of any dividend or other distribution, or allotment of any rights, or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of Capital Stock, or for the purpose of any other lawful action, except as may otherwise be provided in these Bylaws, the Board of Directors may fix a record date.  Such record date shall not precede the date upon which the resolution fixing such record date is adopted, and shall not be more than 60 days prior to such action.  If no record date is fixed, the record date for determining stockholders for any such purpose shall be the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

10.4.        Electronic Transmission.  For purposes of these Bylaws, “electronic transmission” means any form of communication, not directly involving the physical transmission of paper, that creates a record that may be retained, retrieved and reviewed by a recipient thereof, and that may be directly reproduced in paper form by such a recipient through an automated process.

10.5.        Certificate of Incorporation.  Notwithstanding anything to the contrary contained herein, if any provision contained in these Bylaws is inconsistent with, or conflicts with, a provision of the Certificate of Incorporation, such provision of these Bylaws shall be superseded by the inconsistent provision in the Certificate of Incorporation to the extent necessary to give effect to such provision in the Certificate of Incorporation.